- ---------------------------------------------------------------------

                                 SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

            -----------------------------------------------------
Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement             [ ]  Confidential, for Use of
[x]     Definitive Proxy Statement                   the Commission Only
[ ]     Definitive Additional Materials              (as permitted by
[ ]     Soliciting Material Pursuant                  Rule 14a-6(e)(2))
        to Rule 14a-ll(c) or Rule14a-12

- -------------------
                           Triarc Companies, Inc.
              (Name of Registrant as Specified in Its Charter)
        -----------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than Registrant)
                            -------------------
Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-ll(c)(l)(ii), 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)   Title of each class of securities to which transaction applies:
   2)   Aggregate number of securities to which transaction applies:
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   4)   Proposed maximum aggregate value of transaction:
   5)   Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-ll(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:
- --------------------------------------------------------------------------

                            TRIARC COMPANIES, INC.


                               Notice of Annual

                                  Meeting of

                               Stockholders and

                               Proxy Statement













                    PLEASE COMPLETE, SIGN, DATE AND RETURN
                             YOUR PROXY PROMPTLY

                                    [Logo]

                            Thursday, June 6, 1996
                                at 11:00 A.M.
                      at The Chase Manhattan Bank, N.A.
                               270 Park Avenue
                              New York, New York

[Logo]

                            TRIARC COMPANIES, INC.
                               900 Third Avenue
                           New York, New York 10022
                                (212) 230-3000

                                                                April 29, 1996


Dear Stockholders:

It is our pleasure to invite you to join us at the 1996 Annual Meeting of Stockholders of Triarc Companies, Inc. which will be held at 11:00 a.m., on Thursday, June 6, 1996, in the third floor auditorium of The Chase Manhattan Bank, N.A., 270 Park Avenue, New York, New York.

   We shall report to you at the meeting on the Company's current operations and outlook. The meeting will also include a question and discussion period. The Board of Directors and management hope that many of you will be able to attend in person.

   At the meeting, you will be asked to consider and vote on the election of ten (10) directors and the ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors has unanimously approved the proposals and recommends that you vote FOR each of them. Please give this proxy material your careful attention, as the discussion is important to your decisions on the matters being presented.

   The formal notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting in person, please mark, sign, date and return the enclosed proxy. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy. Our Annual Report (including our Annual Report on Form 10-K for the fiscal year ended December 31, 1995) also accompanies these proxy materials.

                                           Sincerely,



                                 NELSON PELTZ   PETER W. MAY
                              Chairman and Chief     President and Chief
                              Executive Officer Operating Officer

[Logo]

                            TRIARC COMPANIES, INC.
                NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS
                     To be Held on Thursday, June 6, 1996

                             -------------------
   The 1996 Annual Meeting of Stockholders of Triarc Companies, Inc. will be held on Thursday, June 6, 1996, at 11:00 a.m., local time, in the third floor auditorium of The Chase Manhattan Bank, N.A., 270 Park Avenue, New York, New York, for the following purposes:

             (1) To elect ten (10) directors to hold office as specified in the accompanying Proxy Statement;

             (2) To ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants; and

             (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   Stockholders entitled to vote at the meeting or any adjournment or postponement thereof are holders of record of the Company's Class A Common Stock at the close of business on April 23, 1996.

                       By order of the Board of Directors



                       STUART I. ROSEN
                       Vice President and
                       Associate General Counsel, and
                       Secretary

April 29, 1996

   Your vote is important! Stockholders are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. You may nevertheless vote in person if you attend the meeting.

                            TRIARC COMPANIES, INC.
                               900 Third Avenue
                           New York, New York 10022
                             -------------------
                               PROXY STATEMENT
                             -------------------
                                 INTRODUCTION

General

   The accompanying proxy is solicited by the Board of Directors (the "Board of Directors" or the "Board") of Triarc Companies, Inc. (the "Company" or "Triarc") in connection with the 1996 Annual Meeting of Stockholders of the Company to be held on Thursday, June 6, 1996, at 11:00 a.m., local time, in the third floor auditorium of The Chase Manhattan Bank, N.A., 270 Park Avenue, New York, New York (the "Meeting"), and at any adjournment or postponement of the Meeting. This Proxy Statement and a proxy are first being mailed to stockholders on or about May 4, 1996. The mailing address of the Company's principal executive office is 900 Third Avenue, New York, New York 10022.

   When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors FOR the election of each of the ten nominees for directors named below and FOR Proposal (2). The Company does not have cumulative voting in the election of directors. Under the Company's By-Laws (the "By-Laws"), business transacted at the Meeting is confined to the purposes stated in the Notice of the Meeting. The proxy being solicited does, however, convey discretionary authority to the persons named therein as proxies to vote on matters incident to the conduct of the Meeting. The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of the Company.

Voting Securities

   All holders of record of the Company's Class A Common Stock, par value $.10 per share (the "Class A Common Stock"), at the close of business on April 23, 1996 are entitled to vote on all business of the Meeting. At the close of business on such day, the Company had 23,919,729 shares of Class A Common Stock outstanding and entitled to vote at the Meeting. Each share of Class A Common Stock entitles the holder to one vote per share. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast shall constitute a quorum.

   Under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, the Company's Certificate of Incorporation and the Company's By-Laws, if a quorum is present at the Meeting, the affirmative vote of a plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting is required for approval of Proposal (2). Under Delaware law, an abstaining vote is not deemed to be a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which a stockholder abstains are included for purposes of determining whether a quorum of shares is present at a meeting.

   The Company has been informed that the 5,982,867 shares of Class A Common Stock owned by DWG Acquisition Group, L.P., a Delaware limited partnership of which Nelson Peltz and Peter W. May are the sole general partners ("DWG Acquisition"), will be voted in accordance with the recommendation of the Board of Directors FOR the election of each of the nominees for director named below and FOR Proposal (2).


                                 PROPOSAL 1.
                            ELECTION OF DIRECTORS

Nominees For Election

It is recommended that the ten (10) nominees herein named be elected as directors of the Company, with each director to hold office until the next Annual Meeting of Stockholders, and until his successor is elected and qualified or until his prior death, resignation or removal. All of the ten
(10) nominees, other than Mr. Levato, are presently serving as directors of the Company and were elected directors at the last Annual Meeting of Stockholders held on June 8, 1995, to serve until the next annual meeting of the Company's stockholders and until such director's successor is duly chosen and qualified or until his prior death, resignation or removal. The Company is unaware of any reason why any of the nominees named herein would be unwilling or unable to serve as a director. Should, however, any nominee for director be unwilling or unable to serve at the time of the Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board of Directors may recommend. Mr. Leon Kalvaria, who was also elected as a director of the Company at such Annual Meeting of Stockholders, resigned from the Board of Directors and as the Vice Chairman of the Company, effective January 1, 1996.

Certain information regarding each person nominated by the Board of Directors, including his principal occupation during the past five years and current directorships, is set forth below. Unless otherwise indicated, all nominees have had the indicated principal occupations for the past five years.

                                 Business Experience During Past
Name of Director                 Five Years, Age and Other Information
- ----------------                 --------------------------------------
Nelson Peltz................     Mr. Peltz has been a director and Chairman
                                 and Chief Executive Officer of the Company
                                 since April 23, 1993. Since then, he has also
                                 been a director and Chairman of the Board and
                                 Chief Executive Officer of certain of the
                                 Company's subsidiaries, including RC/Arby's
                                 Corporation, formerly known as Royal Crown
                                 Corporation ("RCAC").  He is also a general
                                 partner of DWG Acquisition, whose principal
                                 business is ownership of securities of the
                                 Company. From its formation in January 1989
                                 until April 23, 1993, Mr. Peltz was Chairman
                                 and Chief Executive Officer of Trian Group,
                                 Limited Partnership ("Trian"), which provided
                                 investment banking and management services
                                 for entities controlled by Mr. Peltz and Mr.
                                 May. From 1983 to December 1988, he was
                                 Chairman and Chief Executive Officer and a
                                 director of Triangle Industries, Inc.
                                 ("Triangle"), which, through wholly-owned
                                 subsidiaries, was, at that time, a
                                 manufacturer of packaging products, copper
                                 electrical wire and cable and steel conduit
                                 and currency and coin handling products.
                                 From November 1989 through May 1992, Mr.
                                 Peltz was a director of Mountleigh Group plc,
                                 a British property trading and retailing
                                 company ("Mountleigh").  He served various
                                 executive capacities, including Executive
                                 Chairman, of Mountleigh from November 1989
                                 until October 1991. Mr. Peltz is 53 years of
                                 age.
Peter W. May.................    Mr. May has been a director and President and
                                 Chief Operating Officer of the Company since
                                 April 23, 1993. Since then, he has also been
                                 a director and President and Chief Operating
                                 Officer of certain of the Company's
                                 subsidiaries, including RCAC.   He is also a
                                 general partner of DWG Acquisition. From its
                                 formation in January 1989 until April 23,
                                 1993, Mr. May was President and Chief
                                 Operating Officer of  Trian. He was President
                                 and Chief Operating Officer and a director of
                                 Triangle from 1983 until December 1988.  From
                                 November 1989 through May 1992, Mr. May was a
                                 director of Mountleigh and served as Joint
                                 Managing Director of Mountleigh from November
                                 1989 until October 1991.  Mr. May was also
                                 named a director on April 29, 1993 of The
                                 Leslie Fay Companies, Inc. following its
                                 filing on April 5, 1993 for protection under
                                 Chapter 11 of the United States Bankruptcy
                                 Code. Mr. May is 53 years of age.
Joseph A. Levato.......          Mr. Levato has been Executive Vice President
                                 and Chief Financial Officer of Triarc since
                                 April 24, 1993. He has also been Executive
                                 Vice President and Chief Financial Officer of
                                 certain of Triarc's subsidiaries, including
                                 RCAC, since April 24, 1993. Prior thereto, he
                                 was Senior Vice President and Chief Financial
                                 Officer of Trian from January 1992 until
                                 April 24, 1993. From 1984 to January 1989, he
                                 served as Senior Vice President and Chief
                                 Financial Officer of Triangle.  Mr.
                                 Levato is 55 years of age.
Hugh L. Carey................    Mr. Carey has been a director of the Company
                                 since June 9, 1994. He was an Executive Vice
                                 President of W.R. Grace & Co. ("Grace") from
                                 1987 to December 31, 1995.  From 1993 to
                                 December 31, 1995, he served Grace as
                                 director of its Government Relations
                                 Division, and from 1987 until 1993, he ran
                                 Grace's office of environmental policy. Mr.
                                 Carey was the Governor of the State of New
                                 York from 1975 until 1983 and a member of
                                 Congress from 1960 until 1975. From 1991
                                 until 1993, he was Chairman of the National
                                 Institute of Former Governors. Mr. Carey is
                                 also a director of China Trust Bank and
                                 PhyMatrix, Inc.; of Counsel to Whitman Breed
                                 Abbott & Morgan and Chairman of the Board of
                                 Advisors to Cambridge Partners, L.L.C..  Mr.
                                 Carey is 77 years of age.
Clive Chajet.................    Mr. Chajet has been a director of the Company
                                 since June 9, 1994. He has been Chairman of
                                 Lippincott & Margulies Inc., a consulting
                                 firm specializing in identity and image
                                 management, New York, New York, since 1983.
                                 Mr. Chajet is 59 years of age.
Stanley R. Jaffe.............    Mr. Jaffe has been a director of the Company
                                 since June 9, 1994. Mr.  Jaffe is a motion
                                 picture producer and owner of Jaffilms, LLC.
                                 From 1991 until 1994, Mr. Jaffe was President
                                 and Chief Operating Officer and a Director of
                                 Paramount Communications Inc., a motion
                                 picture and entertainment company. From prior
                                 to 1988 until 1991, Mr. Jaffe was principal
                                 partner in Jaffe/Lansing Productions, an
                                 independent motion picture production
                                 company. Mr. Jaffe is 55 years of age.
M.L. Lowenkron...............    Mr. Lowenkron has been a director of the
                                 Company since June 9, 1994. He has been the
                                 President and Chief Executive Officer of G.
                                 Heileman Brewing Company ("Heileman") since
                                 January 9, 1995. On April 3, 1996, Heileman
                                 filed a pre-arranged bankruptcy petition
                                 under Chapter 11 of the United States
                                 Bankruptcy Code.  From 1983 until October
                                 1991, Mr. Lowenkron was President and Chief
                                 Executive Officer of A&W Brands, Inc.
                                 ("A&W"), a manufacturer of soft drink
                                 concentrates, and he served as Chairman of
                                 the Board and Chief Executive Officer of A&W
                                 from 1991 until October 1993. Mr. Lowenkron
                                 is a director of Hat Brands, Inc., G.
                                 Heileman Brewing Company and The National
                                 Easter Seal Society. Mr. Lowenkron is 64
                                 years of age.
David E. Schwab II...........    Mr. Schwab has been a director of the Company
                                 since October 1994. Mr. Schwab has been a
                                 partner of Schwab Goldberg Price & Dannay, a
                                 law firm, for more than five years.  Mr.
                                 Schwab also serves as Chairman of the Board
                                 of Trustees of Bard College. Mr Schwab is 64
                                 years of age.
Raymond S. Troubh............    Mr. Troubh has been a director of the Company
                                 since June 9, 1994.  He has been a financial
                                 consultant since prior to 1989.  Mr. Troubh
                                 is a director of ADT Limited, America West
                                 Airlines, Inc., Applied Power, Inc., ARIAD
                                 Pharmaceuticals, Inc., Becton, Dickinson &
                                 Co., Benson Eyecare Corporation, Diamond
                                 Offshore Drilling, Inc., Foundation Health
                                 Corporation, General American Investors
                                 Company, Manville Corporation, Olsten
                                 Corporation, Petrie Stores Corporation, Time
                                 Warner Inc., and WHX Corporation.  Mr. Troubh
                                 is 69 years of age.
Gerald Tsai, Jr..............    Mr. Tsai has been a director of the Company
                                 since October 1993. Since February 1993, he has been Chairman of the Board, President and Chief Executive Officer of Delta Life
                                 Corporation, a life insurance and annuity company with which Mr. Tsai became associated in 1992. Mr. Tsai also serves as a director of Palm Beach National Bank and Trust
                                 Company, Rite Aid Corporation, Sequa
                                 Corporation, Zenith National Insurance
                                 Corporation and Proffitt's, Inc. He is a trustee of Meditrust, Boston University and New York University Medical Center. Mr. Tsai is 67 years of age.

                              EXECUTIVE OFFICERS

   The following table sets forth certain information regarding the executive officers of Triarc, all of whom are U.S. citizens (other than John C. Carson, who is a British citizen).

   Name                          Age  Positions
   ----                          ---  ---------
Nelson Peltz.................... 53   Director; Chairman and Chief
                                      Executive Officer

Peter W. May.................... 53   Director; President and Chief
                                      Operating Officer

John C. Carson.................. 50   President and Chief Executive
                                      Officer of Royal Crown Company,
                                      Inc.

Ronald D. Paliughi.............. 52   President and Chief Executive
                                      Officer of National Propane
                                      Corporation

Donald L. Pierce................ 51   President and Chief Executive
                                      Officer of Arby's, Inc.

Michael Weinstein..............  47   Chief Executive Officer of Mistic
                                      Brands, Inc.

Joseph A. Levato................ 55   Executive Vice President and Chief
                                      Financial Officer; Nominee for
                                      Director

Brian L. Schorr................. 37   Executive Vice President, General
                                      Counsel, and Assistant Secretary

John L. Cohlan.................. 38   Senior Vice President -- Corporate
                                      Finance

Eric D. Kogan................... 32   Senior Vice President -- Corporate
                                      Development

Francis T. McCarron............. 39   Senior Vice President -- Taxes

Martin M. Shea.................. 52   Senior Vice President -- Corporate
                                      Communications

Stuart I. Rosen................. 36   Vice President and Associate
                                      General Counsel, and Secretary

Fred H. Schaefer................ 51   Vice President and Chief Accounting
                                      Officer

   Set forth below is certain additional information concerning the persons listed above (other than Messrs. Peltz, May and Levato, for whom such information has been provided under "Nominees for Election" above).

   John C. Carson has been President and Chief Executive Officer of Royal Crown Company, Inc. since April 24, 1993. Prior thereto, Mr. Carson was President of Cadbury Beverages, North America, a subsidiary of Cadbury Schweppes, PLC, where he was also a member of Cadbury Beverages Global Board. Mr. Carson was president of Schweppes NA from 1984 to 1988, vice president of sales and marketing of Schweppes Bottling U.K. and Cadbury U.K. from 1964 to 1981.

   Ronald D. Paliughi has been President and Chief Executive Officer of National Propane Corporation since April 24, 1993. He was engaged in private research and consulting services from 1992 until April 1993. During 1991, he served as a United States Army Officer in Operation Desert Storm. From 1987 to 1990, Mr. Paliughi was Senior Vice President -- Western Operations of AP Propane (AmeriGas), one of the largest liquefied petroleum gas companies in the United States and a subsidiary of UGI Corporation. During 1986, Mr. Paliughi was director of retail operations of CalGas Corporation, a division of Dillingham Corporation, a liquefied petroleum gas company, and for more than 14 years prior thereto, he held various positions with Vangas, Inc., last serving as Senior Vice President -- General Manager.

   Donald L. Pierce has been President and Chief Executive Officer of Arby's, Inc. since April 24, 1993. Prior thereto, Mr. Pierce held various positions at Pepsico, Inc., including President of Kentucky Fried Chicken
- -- International. From 1987 to 1988 Mr. Pierce was President and Chief Operating Officer of Denny's, and from 1981 to 1987 he served Denny's in various executive capacities, including Group Vice President, President of the El Pollo Loco division, and Vice President, Finance. From 1969 to 1981 Mr. Pierce was with American Hospital Supply, Inc. where he held positions in finance, sales and operations.

   Michael Weinstein has been Chief Executive Officer of Mistic Brands, Inc. ("Mistic") since August 9, 1995, when Mistic was acquired by Triarc. Prior thereto, he was president of Liquid Logic, a private beverage consulting business he founded in 1994. From 1981 until the end of 1993, he served in various executive capacities at A&W Brands, Inc. lastly as President/Chief Operating Officer. From 1978 to 1981, he was a Vice President at Kenyon & Eckhardt Advertising. He began his career at Pepsi-Cola Company, where he held various sales and marketing positions from 1972 to 1978.

   Brian L. Schorr has been Executive Vice President and General Counsel of Triarc and certain of its subsidiaries since June 29, 1994. Prior thereto, Mr. Schorr was a partner of Paul, Weiss, Rifkind, Wharton & Garrison, a law firm which he joined in 1982 and subsequent thereto through April 1995 he was Of Counsel to that firm in connection with limited liability company and limited liability partnership matters. That firm provides legal services to Triarc and its subsidiaries.

   John L. Cohlan has been Senior Vice President -- Corporate Finance of Triarc since January 1994. He has also been Senior Vice President -- Corporate Finance of certain of Triarc's subsidiaries, including RCAC, since January 1994. Prior thereto, he had served as Senior Vice President
- -- Corporate Development of Triarc and such subsidiaries since April 24, 1993. Before joining Triarc, he was a Senior Vice President of Trian from July 1992 until April 24, 1993. From January 1992 until May 1992, Mr. Cohlan was associated with Mountleigh. From 1989 until 1991, he was a principal of The Palmer Group, Inc., a firm specializing in corporate restructurings, particularly in the hotel industry. From 1987 until 1989, Mr. Cohlan was Vice President -- New Business Development of VMS Realty Partners, a real estate concern.

   Eric D. Kogan has been Senior Vice President -- Corporate Development of Triarc since March 1995. Prior thereto, he was Vice President -- Corporate Development of Triarc since April 24, 1993. Before joining Triarc, Mr. Kogan was a Vice President of Trian Group, L.P. from September 1991 to April 1993 and an associate in the mergers and acquisitions group of Farley Industries, an industrial holding company, from 1989 to August 1991.

   Francis T. McCarron has been Senior Vice President -- Taxes of Triarc since April 24, 1993. He has also been Senior Vice President -- Taxes of certain of Triarc's subsidiaries, including RCAC, since April 24, 1993. Prior thereto, he was Vice President -- Taxes of Trian from its formation in January 1989 until April 24, 1993. He joined Triangle in February 1987 and served as Director of Tax Planning & Research until January 1989.

   Martin M. Shea has been Senior Vice President -- Corporate Communications of Triarc from July 1994 through May 1995 and from November 1995 to the present. From June 1995 through October 1995, he served as Managing Director at Edelman Worldwide. Prior to July 1994, he served in various capacities in the investor relations department of Paramount Communications Inc. since 1977, including Vice President -- Investor Relations since 1992 and Assistant Vice President -- Investor Relations from 1983 to 1992. Prior thereto, Mr. Shea worked for four years in the corporate trust office of The Chase Manhattan Bank, N.A. and from 1968 to 1972 served as Assistant Secretary of Bankers Trust Company.

   Stuart I. Rosen has been Vice President and Associate General Counsel, and Secretary of Triarc and certain of its subsidiaries since August 1, 1994. Prior thereto, he was associated with Paul, Weiss, Rifkind, Wharton & Garrison since 1985.

   Fred H. Schaefer has been Vice President and Chief Accounting Officer of Triarc since April 24, 1993. He has also been Vice President and Chief Accounting Officer of certain of Triarc's subsidiaries, including RCAC, since April 24, 1993. Prior thereto, he was Vice President and Chief Accounting Officer of Trian from its formation in January 1989 until April 24, 1993. Mr. Schaefer joined Triangle in 1980 and served in various capacities in the accounting department, including Vice President -- Financial Reporting, until January 1989.

   The term of office of each executive officer is until the organizational meeting of the Triarc Board following the next annual meeting of Triarc stockholders and until his successor is elected and qualified or until his prior death, resignation or removal.

Board Meetings and Certain Committees of the Board

   Eleven meetings of the full Board of Directors were held during the fiscal year ended December 31, 1995 ("Fiscal 1995"). Each incumbent director who is a nominee for reelection attended more than 75% of the meetings of the Board of Directors that were held after such director's election to the Board and more than 75% of all committees of the Board of Directors that he was eligible to attend in Fiscal 1995.

   The Company has standing audit, nominating, and compensation committees whose current functions and members are described below. It is anticipated that at its first meeting following the Meeting, the Board will designate the directors to serve on each of these Committees until the next annual meeting of stockholders.

   Audit Committee. The Audit Committee is composed of Messrs. David E. Schwab II (Chairman), Raymond S. Troubh and Gerald Tsai, Jr. This Committee is charged with the responsibility of satisfying itself of the propriety and accuracy of the financial statements of the Company and any of its subsidiaries which have publicly-owned securities. In the course of performing its functions, the Audit Committee (i) reviews the Company's internal accounting controls and its annual consolidated financial statements, (ii) reviews with the Company's independent certified public accountants the scope of their audit, their report and their recommendations, (iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them, and
(iv) recommends the action to be taken with respect to the appointment of the Company's independent certified public accountants. The Audit Committee met three times during Fiscal 1995.

   Nominating Committee. The Nominating Committee is composed of Messrs. Peter W. May (Chairman), Nelson Peltz, Clive Chajet and M. L. Lowenkron. This Committee is charged with the responsibility of considering and recommending individuals to be considered by the Board for membership on the Board of Directors. The Nominating Committee met once during Fiscal 1995.

   The Nominating Committee will consider nominations for Board membership by stockholders. The Nominating Committee has adopted the following rules with respect to considering such nominations: (i) the nominating stockholder must have owned shares of Class A Common Stock or preferred stock (entitled to vote for Directors) for at least six months prior to the date the nomination is submitted; (ii) the nomination must be received by the Nominating Committee 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission; and (iii) a detailed statement setting forth the qualifications, as well as the written consent, of each party nominated must accompany each nomination submitted.

   Compensation Committee. The Compensation Committee is composed of Messrs. Gerald Tsai, Jr. (Chairman), Stanley R. Jaffe and David E. Schwab
II. The Committee is charged with the responsibility of (i) reviewing, advising and making recommendations with respect to employee salary and compensation plans, benefits and standards applicable to the executive officers of the Company, (ii) taking such action with respect thereto that are not reserved to the Board of Directors, and (iii) administering the Triarc Companies, Inc. 1993 Equity Participation Plan (the "Equity Participation Plan") and such other salary or compensation plans as the Committee is designated to administer. The Compensation Committee met five times during Fiscal 1995.

Compensation of Directors

   Each non-management director of the Company receives an annual retainer of $25,000 for serving on the Board. In addition, each non-management director of the Company also receives $1,000 for each meeting of the Board or of a Committee of the Board attended by him. At the option of each non-management director, these fees may be paid in shares of Class A Common Stock rather than in cash. See "Executive Compensation -- Employment Arrangements with Executive Officers" below for certain information relating to compensation of the Company's management directors.

   In addition, pursuant to the Equity Participation Plan, each director of the Company who is not also an employee of the Company or any subsidiary receives options to purchase 15,000 shares of Class A Common Stock on the date of his initial election or appointment to the Board of Directors and, in connection therewith, tandem stock appreciation rights ("SARs") for the same number of shares. On the date of each subsequent annual meeting of stockholders of the Company at which a director is reelected, such director will receive options to purchase 3,000 shares of Class A Common Stock and, in connection therewith, SARs for the same number of shares.

   Also, in 1995, Messrs. Troubh, Carey and Schwab received $22,500, $20,000 and $20,000 respectively, in lieu of the standard meeting fees for their respective services rendered as members of a special committee of Triarc's Board of Directors.

   For information regarding litigation concerning and certain fees payable to certain former directors of Triarc (the "Former Director Litigation"), see "Item 1. Business -- Introduction -- New Ownership; Posner Settlement" in the 10-K and "Item 3. Legal Proceedings" in the 10-
K. On April 24, 1996, such directors filed a third party complaint in federal court in New York against Mr. Peltz making allegations substantially similar to certain claims made in the Former Director Litigation. Mr. Peltz intends to seek dismissal of this action.

Compliance With Section 16(a) of the Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Triarc's directors, executive officers, and persons who own more than ten percent of Triarc's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Directors, executive officers and greater than ten percent stockholders are required by the SEC regulations to furnish Triarc with copies of all Forms 3, 4 and 5 they file.

   Based solely on Triarc's review of the copies of such forms it has received, or written representations from certain reporting persons that no Form 5s were required for these persons, Triarc believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to Fiscal 1995 except for the following inadvertent omissions: each of Messrs. May, Kogan, Weinstein and Ernest J. Cavallo (the President and Chief Financial Officer of Mistic) did not file a report with respect to one transaction for each such person on a timely basis. When these inadvertent omissions were discovered, each of such individuals promptly filed the appropriate reports.

               VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

   The following table sets forth the beneficial ownership as of April
23, 1996 by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock (constituting the only class of voting capital stock of the Company), each director of the Company and nominee for director of the Company who has such ownership, each executive officer whose name appears in the Summary Compensation Table below (the "Named Officers") who was an executive officer of the Company as of April 23, 1996 and all directors and executive officers as a group.

                                      Amount and
Name and Address of                   Nature                        Percent
Beneficial Owner                      of Ownership(1)               of Class

DWG Acquisition Group, L.P........    5,982,867 shares (4)          25.0%
  1201 North Market Street
  Wilmington, DE 19801
Nelson Peltz .....................    6,819,967 shares (2)(3)(4)(5) 28.5%
  900 Third Avenue
  New York, NY 10022
Peter W. May .....................    6,549,667 shares (2)(4)(6)    27.4%
  900 Third Avenue
  New York, NY 10022
Hugh L. Carey ....................    20,860 shares (11)            *
  900 Third Avenue
  New York, NY 10022
Clive Chajet .....................    24,300 shares(7)              *
  900 Third Avenue
  New York, NY 10022
Stanley R. Jaffe .................    23,997 shares (11)            *
  900 Third Avenue
  New York, NY 10022
M. L. Lowenkron ..................    19,500 shares (11)            *
  900 Third Avenue
  New York, NY 10022
David E. Schwab II ...............    11,000 shares (12)            *
  1185 Avenue of the Americas
  New York, NY 10036
Raymond S. Troubh ................    36,500 shares (11)            *
  900 Third Avenue
  New York, NY 10022
Gerald Tsai, Jr. .................    25,911 shares (13)            *
  200 Park Avenue
  Suite 4501
  New York, NY 10166
John C. Carson ...................    109,667 shares(8)             *
  1000 Corporate Drive
  Ft. Lauderdale, FL 33334
Donald L. Pierce .................    104,584 shares(9)             *
  1000 Corporate Drive
  Ft. Lauderdale, FL 33334
Joseph A. Levato .................    118,000 shares (10)           *
  900 Third Avenue
  New York, NY 10022
Brian L. Schorr...................    45,324 shares (9)             *
  900 Third Avenue
  New York, NY 10022
Directors and Executive Officers
   as a group (22 persons)........    8,258,826 shares              34.5%
- ---------
*  Less than 1%

(footnotes continued on next page)

(1) Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

(2) Includes 5,982,867 shares held by DWG Acquisition, of which Mr. Peltz and Mr. May are the sole general partners.

(3) Includes 200 shares owned by a family trust of which Mr. Peltz is a general partner. Mr. Peltz disclaims beneficial ownership.

(4) The Company is informed that DWG Acquisition has pledged such shares to a financial institution on behalf of Messrs. Peltz and May to secure loans made to them.

(5) Includes options to purchase 810,000 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996.

(6) Includes options to purchase 540,000 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996.

(7) Includes options to purchase 16,500 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996 and 1,300 shares owned by Mr. Chajet's wife, as to which shares Mr. Chajet disclaims beneficial ownership.

(8) Includes options to purchase 56,667 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996.

(9) Includes options to purchase 38,334 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996.

(10) Includes options to purchase 90,000 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996.

(11) Includes options to purchase 16,500 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996.

(12) Includes options to purchase 9,000 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996.

(13) Includes options to purchase 19,500 shares of Class A Common Stock which have vested or will vest within 60 days of April 23, 1996.

                             -------------------

The foregoing table does not include 5,997,622 shares of Triarc's non-voting Class B Common Stock owned by Victor Posner or the other Posner Entities as a result of the Settlement Agreement. For information regarding this Settlement Agreement, see "Item 1. Business -- Introduction -- New Ownership; Posner Settlement" in the 10-K. The shares of Class B Common Stock can be converted without restriction into an equal number of shares of Class A Common Stock following a transfer to a non-affiliate of Posner. The Company has certain rights of first refusal if such shares are proposed to be sold to an unaffiliated party. If the 5,997,622 currently outstanding shares of the Class B Common Stock were converted into shares of Class A Common Stock, such shares would constitute approximately 20.0% of the then outstanding shares of Class A Common Stock as of April 23, 1996. None of the directors or nominees for directors of the Company or the Named Officers beneficially owned any Class B Common Stock as of April 23, 1996. Except for the arrangements relating to the shares described in footnote
(4) to the foregoing table, there are no arrangements known to the Company the operation of which may at a subsequent date result in a change in control of the Company.


                            EXECUTIVE COMPENSATION

Report of the Compensation Committee

   Introduction. This report to stockholders presents an overview of both the charter of the Compensation Committee of the Board of Directors (the "Compensation Committee") and of the Company's compensation philosophy. It also discusses the Compensation Committee's compensation related decisions in respect of Fiscal 1995 performance. Since the Compensation Committee was totally reconstituted in connection with the Change in Control which took place on April 23, 1993, neither the Compensation Committee nor current management take any responsibility for the compensation philosophy or practices of the Company prior to the Change of Control.

   The Compensation Committee's Role. The Compensation Committee's principal function is to review and approve the compensation program for the executive officers of the Company (the "Executive Compensation Program") and to administer the Equity Participation Plan.

   The Company's Executive Compensation Program is designed with a particular emphasis on motivating the executives to achieve the Company's business objectives, with a particular emphasis on stockholder value. Certain of the Company's executive officers were in 1995, and are currently, employed pursuant to multi-year employment agreements, the purpose of which is to retain the services of such officers for extended periods. The minimum salary to which each such executive officer is entitled is specified in the employment agreement, but the annual bonus for such executive officers, which is a major part of an executive officer's cash compensation, and awards of stock options for executive officers, are approved by the Compensation Committee, which is comprised entirely of non-management directors. The principal terms of the employment agreements of certain executive officers are described under "Employment Arrangements with Executive Officers" below.

   To fulfill its principal function, the Compensation Committee specifically reviews and approves each of the elements of the Executive Compensation Program and will continually assess the effectiveness of the program as a whole. This includes reviewing the design of the Company's various incentive plans for executive officers and assessing the competitiveness of the overall Executive Compensation Program.

   Overall Objectives of the Executive Compensation Program. The
Executive Compensation Program is designed to help the Company retain, motivate and recruit the executive officers needed to maximize the Company's return to stockholders. The Company's explicit objective is to pay at levels required to secure the exceptionally talented executive officers, in particular, and employees, in general, necessary to achieve its long-term financial, strategic and stock price growth goals. Since one of the Company's objectives is rapid revenue growth, both by internal expansion and through acquisitions, the Company has recruited the executive talent required to run a company which is larger than the Company in its present form.

   Toward that end, the Executive Compensation Program is designed to provide:

        *Levels of compensation that are highly competitive with those provided in the various markets in which the Company competes for its executive resources.

        *Incentive compensation that:

             *varies in a consistent and predictable manner with the financial performance of the Company and/or its various business units;

             *varies in a consistent and predictable manner with the stock price performance of the Company; and

             *effectively rewards individual performance.

   In designing and administering the Executive Compensation Program, the Compensation Committee, acting on behalf of the stockholders, seeks an appropriate balance among these objectives, the most important of which are discussed in greater detail below.

   Providing Highly Competitive Levels of Compensation. The Company provides its executive officers with a total compensation package that -- at expected levels of performance -- is generally intended to rank between the 50th and the 75th percentiles of compensation packages provided to executives in the consumer products and food and beverage industries (as adjusted to reflect the Company's size, inclusive of franchise sales) who hold comparable positions or have similar qualifications. In addition, such compensation takes into account the highly unusual roles and combinations of responsibilities undertaken by Triarc's executive officers.

   Given the Company's aggressive stockholder return objectives, the Company has designed salary and incentive programs intended to attract exceptionally high-caliber executives and is committed to paying these same executives a substantial portion of their compensation based directly on the Company and business unit performance.

   To establish appropriate competitive frames of reference, the Company looks toward pay levels offered by leading-performance companies in the relevant markets for executive talent. The Company periodically assesses an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, compensation surveys and external compensation consultants. The Company's review of competitive compensation levels incorporates a case-by-case approach that considers each position's relative content, accountabilities and scope of responsibility. The Company also takes into account its businesses, current size and expected growth, expected contributions from specific executives and other similar factors. For senior executive corporate officers, this review includes an examination of pay data for comparable positions within the consumer products and food and beverage industries, as well as data for other diversified holding companies and pay data for individuals with backgrounds comparable to such officers. Comparisons for senior unit officers were made to compensation rates for analogous positions in the consumer products and food and beverage industries and general industry, as appropriate to each unit's business, viewing each unit's chief executive officer as a chief executive officer of a stand alone company. The Committee paid particular attention to each position's specific mix and scope of responsibilities relative to those for the surveyed positions.

   The Committee is aware that companies selected for compensation comparison purposes differ from those used for relative stockholder return comparison purposes in this proxy statement's performance graph. The Committee believes stockholders' interests are best served by providing compensation necessary to attract needed exceptional executive talent from relevant labor markets and that, in many cases, this talent will be attracted from sources outside the performance comparison group since the diversified companies used for comparison of relative stockholder return may not compete in any or all of the four businesses engaged in by the Company. The Committee believes this executive resources strategy will enable the Company to exhibit long-term stockholder returns above those evident in the performance graph comparison group.

   While the expected value of an executive's compensation package is set at a highly competitive level, each executive officer's pay package places a significant portion of pay at risk, and the actual value of the package will exceed or fall below this level depending on actual Company results. The Company is committed to the pay-for-performance philosophy and is implementing an Executive Compensation Program which ensures that stockholders receive performance-for-pay.

   Ensuring Incentive Compensation Varies With Performance. The Executive Compensation Program is designed to ensure that incentive compensation varies in a consistent and predictable manner with the financial and stock performance of the Company and/or its business units. Awards paid under the Company's annual and long-term incentive plans will be directly tied to the Company's and its units' short-and long-term financial performance, as well as the performance of the Company's stock price. To that end, in light of the Company's performance in 1995, incentive awards granted with respect to 1995 to the Company's senior executives were generally lower than those granted to such executives with respect to 1994.

   The Company's various incentive plans each serve slightly different purposes and, as such, employ different measures of performance and cover different periods of time. Accordingly, an executive officer's total compensation will not typically vary based on any single measure of Company or business unit performance over a particular period of time. However, in combination, these plans provide a powerful incentive -- focusing management attention on those measures important to stockholders, and hold participants accountable for poor results and reward them for superior accomplishments.

   The Company also believes that effectively rewarding individual performance helps drive managers to contribute in ways that enhance the financial and stock performance of the Company and its various business units. Although the Executive Compensation Program provides compensation that varies with financial and stock price performance, an executive officer's incentive awards may also be influenced by qualitative assessments of Company, business unit and individual performance, as appropriate. For all executive officers, these assessments are made by the Compensation Committee.

   Overview of the Executive Compensation Program. The Executive Compensation Program is comprised of three principal elements, the base salary program, and annual and long-term incentives (consisting of the mid-term plans discussed below and restricted stock and option awards). Each of these is designed and administered with the explicit purpose of furthering the stockholders' interests by facilitating the employment of highly-talented executives and motivating them to achieve exceptional levels of performance. An overview of each of these elements and how each is intended to support stockholder interests are provided below.

   Base Salary Compensation. The Company's base salary program is intended to provide base salary levels that are competitive in the external market for executive talent, reflect an individual's ongoing performance, and are periodically adjusted based on the executive's performance, the Company's overall financial performance and expected salary increases in the market for executive talent.

   The Company believes the mix of elements in the Executive Compensation Program is appropriate, and will periodically review base salary levels, their relationship to the competitive market and to the other components of the program.

   Annual Incentive Compensation. The Company's annual cash incentive plan for executive officers and key employees of the Company's principal business units (the "Annual Plan") provides competitive annual pay opportunities with 50% of amounts earned directly linked to the Company's and/or business unit's annual financial performance, with the remaining 50% being based on the individual's annual performance. The Annual Plan sets annual incentive target awards at levels that are competitive in the context of the Company's total Executive Compensation Program, and the appropriate mix of variable and fixed compensation. Financial performance is assessed annually against pre-set financial and strategic objectives.

   Each executive's individual performance award is tied to performance measures most appropriate to his or her responsibilities. To reinforce the need for teamwork and focus attention on overall Company objectives, all participants have 50% of their award tied to corporate or unit financial performance, as defined by operating income and other measures selected by the Compensation Committee at the outset of each plan year. For additional information regarding the Annual Plan, see "Employment Arrangements with Executive Officers -- Cash Incentive Plans" below.

   The Compensation Committee believes that the Annual Plan plays a critical role in the Company's ability to attract desired executives and motivate them toward aggressive levels of performance.

   Long-Term Incentive Compensation. The Company provides the executive officers and key employees of its principal business units with incentives linked to longer-term business unit and corporate performance through mid-term cash incentive plans (the "Mid-Term Plans"), and the Equity Participation Plan. The combination of these two key elements is intended to provide competitive long-term incentive opportunities, enable participants to build significant wealth when meaningful stockholder wealth has been created, and directly link a significant portion of total pay to the Company's long-term stock performance and, as appropriate, to business unit longer-term financial performance.

   Triarc has Mid-Term Plans for executive officers and key employees of each of Royal Crown, Mistic, Arby's and National Propane. Each Mid-Term Plan for the Company's principal business units provides for cash awards to participants based on the unit's profit performance over a three-year period, except in the case of Mistic's Mid-Term Plan, where profit performance is measured over a five-year period. A pool is created based upon the amount by which the unit's actual profit reaches or exceeds a targeted level. For additional information regarding the Mid-Term Plans, see "Employment Arrangements with Executive Officers -- Cash Incentive Plans" below.

   The Equity Participation Plan provides senior corporate and business unit managers and key employees, including the individuals named in the Summary Compensation Table below, with stock-based incentives. Although the Equity Participation Plan is generally designed to provide periodic grants of options on the Class A Common Stock, it also provides for the use of restricted stock awards. Overall, the Equity Participation Plan is intended to provide competitive long-term incentive opportunities and tie executive long-term financial gain to increases in the Company's stock price. For additional information regarding the Equity Participation Plan, see "Employment Arrangements with Executive Officers -- 1993 Equity Participation Plan" below.

   Other Executive Compensation. In addition, the Company provides executive officers with benefits and perquisites such as a 401(k) plan, health and life insurance benefits and tax and financial planning advice. Overall, the Compensation Committee believes the provided levels of benefits and perquisites are necessary and, in combination with the previously mentioned compensation elements, facilitate the Company's ability to secure the needed executive talents.

   Adoption of CEO and COO Compensation Arrangements. In April 1993, the Compensation Committee adopted compensation arrangements with the Company's new Chairman and Chief Executive Officer and President and Chief Operating Officer that included base salaries of $1 per year and incentive compensation on a discretionary basis. In addition, at that time, the Compensation Committee approved for such executives up-front stock option grants.

   In April 1994, the Compensation Committee approved, subject to approval by the stockholders of appropriate amendments to the Equity Participation Plan (which amendments were approved by Triarc's stockholders on June 9, 1994), grants for the Chairman and Chief Executive Officer and the President and Chief Operating Officer of "performance stock options" for an aggregate of 3,500,000 shares of Class A Common Stock. These options were granted in lieu of base salary, annual performance bonus and long term compensation for a six-year period commencing April, 1993. In addition, performance stock options for an aggregate of 350,000 shares were granted to the Vice Chairman of the Company, which options vested in full effective January 1, 1996 pursuant to the agreement effective January 1, 1996 between Leon Kalvaria and Triarc pursuant to which Mr. Kalvaria resigned from the Board of Directors and as Vice Chairman of Triarc (see "Employment Arrangements with Executive Officers" below). The options have an exercise price of $20.125 per share and will vest and become exercisable as follows: if the closing price of a share of Class A Common Stock is at least approximately 135% of the exercise price for 20 out of 30 consecutive trading days ending on or prior to March 30, 1999, each such option will vest and become exercisable as to one third of the shares subject to the option; if the closing price of a share of Class A Common Stock is at least approximately 180% of the exercise price for 20 out of 30 consecutive trading days ending on or prior to March 30, 2000, each such option will vest and become exercisable as to one third of the shares subject to the option; and if the closing price of a share of Class A Common Stock is at least approximately 225% of the exercise price for 20 out of 30 consecutive trading days ending on or prior to March 30, 2001, the options will vest and become exercisable as to one third of the shares subject to the option. In addition to early vesting in the event such closing price levels are attained, each such option initially was to vest and become exercisable after 14 years and 6 months even if Class A Common Stock did not so appreciate and to have a term of 15 years from the date of grant. In March 1995, in order to meet certain requirements of the Securities and Exchange Commission necessary to obtain favorable accounting treatment with respect to the performance stock options, the Compensation Committee and the Board of Directors each unanimously approved (with Messrs. Peltz, May and Kalvaria abstaining) amendments to the performance stock options granted to Messrs. Peltz, May and Kalvaria, which amendments provided that (a) such options will vest in 9 years and 6 months, rather than 14 years and 6 months, if the closing price levels described above are not obtained and (b) such options will have a term of 10 years, rather than 15 years, from the date of grant.

   Additionally, the performance stock options that are exercisable immediately prior to termination of the optionee's employment remain exercisable after termination of the optionee's employment during the period of 90 days immediately following such termination, except upon termination for cause. Upon the optionee's death or permanent disability while employed by Triarc or upon the optionee's death during the 90 days following the optionee's termination of employment, the option becomes fully exercisable and, in the case of the optionee's death, remains exercisable until the earlier of one year after the optionee's death or the expiration of the option.

   Consistent with the discussion above, the CEO and the COO each received a base salary of $1 during Fiscal 1995 and stock option grants (which are set forth in the Summary Compensation Table), and did not receive any annual incentive bonuses. The factors considered in determining the size of such stock option awards to Messrs. Peltz and May were the stock option guidelines established for all participants in the Equity Participation Plan as well as Messrs. Peltz's and May's respective performance and contribution to the increase in stockholder value. The Committee remains committed to its notion that such up-front grants of stock options as performance stock options provide a meaningful and compelling incentive to the CEO and COO to take actions that result in increases in stockholder value.

   The Omnibus Budget Reconciliation Act of 1993 (the "Tax Act") includes a provision which may preclude a publicly held corporation from deducting annual compensation in excess of $1,000,000 paid to certain of its highly compensated officers. There are, however, exceptions under the Tax Act for qualified performance based compensation (including stock options and SARs) if certain conditions are met. Although the Company intended that the "performance stock options" granted to the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Vice Chairman satisfy these conditions, there can be no assurance that they do satisfy such conditions. The Committee is convinced that the performance incentive provided by the performance stock options is in the stockholders' best interest, irrespective of their treatment under the Tax Act.

   In addition, the Compensation Committee agreed that annual incentives for the rest of the corporate staff would be on a discretionary basis, based on interim and year-end reviews of performance relative to strategic and financial objectives. The Compensation Committee believes that a less discretionary process would be impractical during the current period of relative uncertainty, as the Company's corporate center and business are restructured. The Company intends to move to a more formalized annual incentive plan that determines awards based on Company or unit performance and achievement of specific objectives, when appropriate.

   Adoption of Mid-Term Plans. The Compensation Committee approved the implementation of the Mid-Term Plans which is intended to focus the efforts of the management of each of the Company's principal business units on sustained profitability. The Mid-Term Plans developed for the Company's principal business units provide for awards out of an incentive pool created for each of the principal business units based upon the amount by which a unit's actual profit reaches or exceeds a pre-determined level over a three year cycle (and in the case of Mistic, a five year cycle).

   The Compensation Committee believes the Mid-Term Plans provide an important component of incentive compensation by highlighting longer-term performance of each business unit. With relatively autonomous units in diverse businesses, linking a portion of variable pay to business unit results will hold senior unit managers accountable for sustained unit profitability. A manager's participation in a Mid-Term Plan is complemented, as appropriate, by participation in the Equity Participation Plan. Taken together, these two forms of long-term incentives provide business unit managers with vested interests in maximizing their unit's longer-term profitability.

   Grant of Equity-based Incentives. The Compensation Committee approved stock option grants in respect of 1995 performance to selected corporate and business unit managers, since the Compensation Committee determined that it was in the best interest of stockholders to provide significant equity incentives to the Company's management team. Accordingly, on December 7, 1995, options were granted with an exercise price equal to the closing price of the Class A Common Stock on the New York Stock Exchange on such date. Such options are set forth in the Summary Compensation Table below.

   Summary. The Compensation Committee believes the Executive
Compensation Program, through the Compensation Committee's administration of the elements of the Program, will ensure the Company's ability to retain, motivate and attract the executive resources required to maximize stockholder returns. The Company's competitive pay philosophy facilitates the employment of talented executives. The emphasis on variable pay and the direct link to both short-and long-term results, as well as financial and stock performance, links this competitive pay to critical measures of Company performance. In combination, all these elements act in the best interests of the Company's stockholders.


                                 The Compensation Committee
                                      Gerald Tsai, Jr., Chairman
                                      Stanley R. Jaffe
                                      David E. Schwab II

Introduction to Summary Compensation Table

   The Summary Compensation Table sets forth salary of, cash bonus awards as well as non-cash awards granted under the Equity Participation Plan with respect to the eight months transition period ended December 31, 1993 ("TP"), the fiscal year ended December 31, 1994 ("Fiscal 1994") and Fiscal 1995 to Triarc's Chief Executive Officer, President and Chief Operating Officer and to five of the other executive officers of Triarc who constituted Triarc's most highly compensated executive officers during Fiscal 1995.

   Messrs. Peltz and May serve as directors and officers of Triarc and several of its subsidiaries, and Messrs. Levato and Schorr serve as officers of Triarc and several of its subsidiaries. Mr. Kalvaria resigned from the Board of Directors and as Vice Chairman of the Company, effective January 1, 1996. All compensation set forth in the Summary Compensation Table for Messrs. Peltz, May, Kalvaria, Levato and Schorr was paid by Triarc and represents amounts paid for services rendered to Triarc and its subsidiaries. All cash compensation set forth in the Summary Compensation Table for Messrs. Carson and Pierce was paid by Royal Crown Company, Inc. and Arby's, Inc., respectively. All non-cash awards granted to any Named Officer were made by Triarc. Additional information with respect to the compensation arrangements for the Chief Executive Officer and the Named Officers is set forth below under "Employment Arrangements with Executive Officers."

                                        SUMMARY COMPENSATION TABLE

                                       Annual Compensation
                             ---------------------------------------
                                                                 Other
      Name and                                                   Annual
      Principal                                                Compensation
      Position               Period (1) Salary($)   Bonus($)      ($)
- ------------------------     --------   --------    -------    -----------
Nelson Peltz...............   1995             1       ---        839,923(13)
 Chairman and Chief           1994             1       ---        913,406(4)
 Executive Officer of Triarc   TP              1       ---          ---

Peter W. May...............   1995             1       ---         53,310(14)
 President and Chief          1994             1       ---         97,019(5)
 Operating Officer of Triarc   TP              1       ---          ---

Leon Kalvaria(12).........    1995       500,000      450,000            (8)
 Former Vice Chairman         1994       500,000      725,000     409,294(6)
 of Triarc                     TP        333,336      550,000     520,181(6)

John C. Carson.............   1995       500,000       75,000            (8)
 President and Chief          1994       500,000      350,000            (8)
  Executive Officer of         TP        322,436      250,000     123,626(7)
  Royal Crown Company, Inc.

Donald L. Pierce...........   1995       400,000       250,000           (8)
 President and Chief          1994       381,058       225,000           (8)
 Executive Officer of          TP        218,750       175,000    346,797(11)
 Arby's, Inc.

Joseph A. Levato...........   1995       312,500       275,000           (8)
 Executive Vice President     1994       306,250       315,000           (8)
 and Chief Financial           TP        200,000       350,000           (8)
 Officer of Triarc

Brian L. Schorr(10)........   1995       312,500       275,000           (8)
 Executive Vice President     1994       237,404       538,000(15)       (8)
 and General Counsel           TP          ---           ---           ---
 of Triarc

                                       Long-Term Compensation
                             ------------------------------------------------
                                     Awards           Payouts
                              ------------------     ----------------
                                         Securities
                             Restricted  Underlying                  All
      Name and                Stock       Options/       LTIP       Other
      Principal              Award(s)       SARs        Payouts  Compensation
      Position                 (#)(3)      (#)(3)         ($)        ($)
- -------------------------    --------    --------       ------   -------------
Nelson Peltz...............     ---      150,000         ---          ---
 Chairman and Chief             ---    2,340,000(2)      ---          ---
 Executive Officer of Triarc    ---       75,000         ---          ---

Peter W. May...............     ---      100,000         ---          ---
 President and Chief            ---    1,560,000(2)      ---          ---
 Operating Officer of Triarc    ---       50,000         ---          ---

Leon Kalvaria(12).........      ---       60,000         ---         3,040(9)
 Former Vice Chairman        12,500      430,000         ---         2,281(9)
 of Triarc                      ---       40,000         ---         1,088(9)

John C. Carson.............     ---      25,000          ---          ---
 President and Chief         37,500      50,000     125,000(17)       ---
  Executive Officer of          ---      30,000      72,917(16)       ---
  Royal Crown Company, Inc.

Donald L. Pierce...........     ---       35,000         ---         3,750(9)
 President and Chief          6,250       80,000         ---         3,750(9)
 Executive Officer of           ---         ---      40,833(18)       ---
 Arby's, Inc.

Joseph A. Levato...........     ---       30,000         ---         5,250(9)
 Executive Vice President       ---       60,000         ---         2,281(9)
 and Chief Financial            ---         ---          ---           590(9)
 Officer of Triarc

Brian L. Schorr(10)........    ---       30,000         ---         3,128(9)
 Executive Vice President     5,000(15)  95,000         ---           ---
 and General Counsel           ---         ---          ---           ---
 of Triarc

- ------------

PAGE

(1) Information set forth opposite 1995 and 1994 relates to Fiscal 1995 (the year ended December 31, 1995) and Fiscal 1994 (the year ended
        December 31, 1994), respectively.   Information set forth opposite the
        letters "TP" relates to the eight month transition period ended December 31, 1993.
(2) Of these amounts, options to acquire 2,100,000 and 1,400,000 shares of Class A Common Stock, respectively, for Messrs. Peltz and May are performance based stock options granted to Messrs. Peltz and May in lieu of base salary, annual performance bonus and long-term compensation for a six-year period commencing April 1993. See "Employment Arrangements with Executive Officers -- Nelson Peltz and Peter W. May" below.
(3) All restricted stock awards and stock option grants were made pursuant to the Equity Participation Plan. The restricted stock awards are described under "--Employment Arrangements with Executive Officers-- 1993 Equity Participation Plan" below. Based upon the closing price of Class A Common Stock on the New York Stock Exchange on December 29, 1995 (the last trading day of Fiscal 1995) of $11.00, the number and value of the aggregate restricted stock holdings of the Named Officers are as follows: Mr. Kalvaria -- 42,500 shares with a value of $467,500; Mr. Carson -- 45,000 shares with a value of $495,000; Mr. Pierce -- 61,250 shares with a value of $673,750; Mr. Levato -- 25,000 shares with a value of $275,000; and Mr. Schorr -- 5,000 shares with a value of $55,000. On January 16, 1996, the restrictions on all of the restricted stock awards lapsed. The option grants are described below under " -- Options Granted In Respect of Fiscal 1995." Prior to adoption of the Equity Participation Plan in April 1993, the Company's executive compensation program did not include grants of restricted stock awards.
(4) Includes relocation costs of $736,872 and $176,534 for charges relating to use of corporate aircraft.
(5)     Represents charges relating to use of corporate aircraft.
(6) Includes relocation charges of $396,096 and $519,323, in 1994 and TP, respectively.
(7)     Includes relocation costs of $121,422.
(8) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported under the headings of "Salary" and "Bonus."
(9) Represents amounts contributed to 401(k) plans by Triarc and its subsidiaries on behalf of the Named Officer.
                                            (footnotes continued on next page)
(footnotes continued from previous page)

(10) Mr. Schorr began his employment with Triarc in June, 1994; therefore, Mr. Schorr did not receive any compensation from Triarc prior to that time.
(11)    Includes relocation costs of $345,289.
(12) Mr. Kalvaria resigned from the Board of Directors and as Vice Chairman of the Company, effective January 1, 1996.
(13) Includes relocation costs of $785,000 and fees paid by Triarc on behalf of the Named Officer for tax and financial planning services.
(14) Includes fees paid by Triarc on behalf of the Named Officer for tax and financial planning services.
(15) Includes one-time sign-on bonus consisting of $250,000 in cash and 5,000 shares of restricted stock and an additional $38,000 to reimburse Mr. Schorr for certain costs incurred in connection with his leaving his previous position.
(16) Represents amounts accrued with respect to TP under Royal Crown's mid-term incentive plan. See "Employment Arrangements with Executive Officers -- Cash Incentive Plans" below.
(17) Represents amounts accrued with respect to 1994 under Royal Crown's mid-term incentive plan. See "Employment Arrangements with Executive Officers -- Cash Incentive Plans" below.
(18) Represents a guaranteed minimum amount which Mr. Pierce is entitled to have accrued with respect to TP under Arby's mid-term incentive plan. See "Employment Arrangements with Executive Officers -- Cash Incentive Plans" below.


Employment Arrangements with Executive Officers

        Nelson Peltz and Peter W. May. Since the Change in Control, Nelson Peltz and Peter W. May have been serving Triarc as its Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively, and each of them currently is receiving an annual base salary of $1.00. In addition, Messrs. Peltz and May participate in the incentive compensation and welfare and benefit plans made available to Triarc's corporate officers, including the Equity Participation Plan described below. Also, Messrs. Peltz and May were granted certain "performance options" in April 1994. See "Report of the Compensation Committee -- Adoption of CEO and COO Compensation Arrangements" above.

        Leon Kalvaria. Effective January 1, 1996, Mr. Kalvaria entered into an agreement with Triarc (the "Kalvaria Consulting Agreement") pursuant to which Mr. Kalvaria resigned from the Board of Directors and as Vice
Chairman of the Company.  Pursuant to the Kalvaria Consulting Agreement,
Mr. Kalvaria serves as a consultant to Triarc and will receive consulting fees at the rate of $800,000 per year through December 31, 1998 (the "Consulting Period"). Mr. Kalvaria is not required to render any specific consulting services to Triarc and is not required to devote any specific time to such services. Triarc will continue to pay the consulting fees to Mr. Kalvaria regardless of whether Mr. Kalvaria obtains other employment or dies during the Consulting Period. All of the options previously issued to Mr. Kalvaria under the 1993 Equity Participation Plan were vested in full as of January 1, 1996 and will remain exercisable for a period of eighteen months from January 1, 1996.

       Triarc and Mr. Kalvaria are also parties to an agreement (the "Relocation Agreement") pursuant to which Mr. Kalvaria relocated in 1993 to Florida in order to work in Triarc's offices which were then located in West Palm Beach. In addition to providing certain standard relocation benefits, pursuant to the Relocation Agreement, Triarc guaranteed a $3 million bank loan (the "Bank Loan") secured by a first mortgage on Mr. Kalvaria's new Florida residence (the "Florida Property"), and Triarc made loans aggregating $500,000 (collectively, the "Company Loan") to Mr. Kalvaria in connection with his purchase of the Florida Property. In connection with the 1994 relocation of Triarc's corporate headquarters to New York City, Triarc agreed to reimburse Mr. Kalvaria for the costs incurred by him (including certain expenses relating to his New York apartment) as well as for certain tax effects of such relocation payments. Furthermore, in connection with the 1994 relocation, Triarc entered into an agreement with a relocation company with respect to the sale of the Florida Property. Pursuant to that agreement, title to the Florida Property was transferred to the relocation company, Mr. Kalvaria received from the relocation company an amount in cash equal to his equity in the Florida Property, the Company Loan was repaid in full and the relocation company assumed responsibility for the sale of the Florida Property. In connection therewith, Triarc agreed to pay approximately $30,000 per month (including amounts with respect to interest on the Bank Loan and on the advance by the relocation company of Mr. Kalvaria's equity in the Florida Property) to the relocation company to maintain the Florida Property until it was sold. In February 1995, the Florida Property was sold to an unaffiliated party at a profit (which Triarc retained), and Triarc was released from its guarantee of the Bank Loan. In connection with such sale, Triarc paid sales commission and relocation company fees of approximately $230,000, all of which was paid out of the sale proceeds.

   John C. Carson. On April 24, 1993, Triarc and Royal Crown entered into an employment agreement with John C. Carson (the "Carson Employment Agreement") providing for the employment of Mr. Carson as President and Chief Executive Officer of Royal Crown. Mr. Carson's term of full-time employment began on May 10, 1993 and will continue (unless otherwise terminated as provided in the Carson Employment Agreement) until December 31, 1996, subject to automatic renewal for successive two-year periods unless either Royal Crown or Mr. Carson elects, upon 180 days' notice, not to renew.

   Pursuant to the Carson Employment Agreement, Mr. Carson receives an annual base salary of $500,000. Mr. Carson is also eligible to receive an annual cash incentive bonus under Royal Crown's annual cash incentive plan (described below), cash compensation under Royal Crown's mid-term cash incentive plan (described below) and additional compensation under the Equity Participation Plan. As discussed below, Royal Crown's mid-term cash incentive plan is presently in the process of being developed. Mr. Carson's annual base salary will be reviewed annually for possible increase, but not decrease, by the Board of Directors of Royal Crown.

   Should Royal Crown elect to terminate Mr. Carson's employment without good cause, the Carson Employment Agreement provides that he will receive a special payment of $800,000 in addition to base salary through the end of the month in which the termination occurs and accrued bonuses and compensation under Royal Crown's mid-term cash incentive plan. The Carson Employment Agreement provides that, in the event of a change in control of Royal Crown or any parent of Royal Crown (the "Parent Corporation"), Mr. Carson would be obligated to continue in employment under the Carson Employment Agreement until the first anniversary of such change in control, after which he would have the right to resign as an officer and employee of Royal Crown and to receive the same payments that he would have been entitled to receive had his employment been terminated by Royal Crown without good cause. A "change in control" is defined to mean: (i) the acquisition by any person of 50% or more of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of either Royal Crown or of any Parent Corporation; (ii) a majority of the Board of Directors of Royal Crown or any Parent Corporation shall be individuals who are not nominated by the Board of Directors of Royal Crown or such Parent Corporation, as the case may be; or (iii) Royal Crown or any Parent Corporation is merged or consolidated with a corporation other than Royal Crown or a Parent Corporation, or all or substantially all of the assets of Royal Crown or a Parent Corporation are acquired by a corporation that is not Royal Crown or a Parent Corporation.

   The acquisition of any portion of the combined voting power of either Royal Crown or Triarc by DWG Acquisition, Nelson Peltz or Peter W. May or by any person affiliated with such persons, or the merger, consolidation or sale of assets of either Royal Crown or Triarc or any subsidiary or Triarc with or to any corporation or entity controlled by DWG Acquisition, Nelson Peltz or Peter W. May or by any person affiliated with such persons, does not constitute a change in control.

   Ronald D. Paliughi. Mr. Paliughi has an employment contract (the "Paliughi Employment Agreement") with National Propane Corporation, effective as of April 24, 1993, as amended, pursuant to which (i) National Propane Corporation agrees to employ Mr. Paliughi as President and Chief Executive Officer through January 1, 1997 (subject to automatic renewal for a subsequent three year period unless either party elects not to renew),
(ii) Mr. Paliughi receives a base salary of $250,000 per annum during his employment (subject to increase at the discretion of the Board of Directors), (iii) Mr. Paliughi is eligible to participate in the Annual Incentive Plan, enabling him to receive an annual cash bonus of up to 75% of his base salary based upon the achievement of certain individual and National Propane Corporation performance objectives, (iv) Mr. Paliughi is eligible to participate in the Mid-Term Incentive Plan, enabling him to receive an annual bonus award at least equal to 75% of his base salary based upon the achievement by National Propane Corporation of certain financial performance objectives over a three-year performance cycle, (v) Mr. Paliughi is entitled to severance benefits generally equal to two years base salary and bonus in the event he is terminated other than for cause (as defined in the agreement) or within one year of a change of control (as defined in the agreement) of National Propane Corporation and (vi) Mr. Paliughi is entitled to participate in other generally available compensation plans and receives various other benefits including reimbursement of certain expenses. The agreement also restricts Mr. Paliughi from competing with National Propane Corporation for 24 months after the termination of the agreement if such termination results from Mr. Paliughi's voluntary resignation or National Propane Corporation's termination of Mr. Paliughi's employment for cause (as defined in the agreement).

   Donald L. Pierce. On April 24, 1993, Arby's entered into an employment agreement with Donald L. Pierce (the "Pierce Employment Agreement"), providing for Mr. Pierce's employment as President and Chief Executive Officer of Arby's. The term of Mr. Pierce's employment commenced in May 1993 and will continue (unless otherwise terminated as provided in the Pierce Employment Agreement) until December 31, 1996, subject to renewal for an additional three years unless either party notifies the other that it does not wish to renew.

   Pursuant to the Pierce Employment Agreement, effective on August 1, 1994, Mr. Pierce's annual base salary was increased to $400,000. Mr. Pierce also will be eligible to receive an annual cash incentive bonus under Arby's annual cash incentive plan (described below), additional cash compensation under Arby's mid-term cash incentive plan (described below) and additional compensation under the Equity Participation Plan. As discussed below, Arby's mid-term cash incentive plan is presently being developed. Mr. Pierce's annual base salary will be reviewed annually for possible increase, but not decrease, by Arby's Board of Directors.

   Michael Weinstein. Mistic entered into an employment agreement with Michael Weinstein (the "Weinstein Employment Agreement"), effective as of August 9, 1995, providing for Mr. Weinstein's employment as Chief Executive Officer of Mistic. The term of Mr. Weinstein's employment commenced in August, 1995 and will continue (unless otherwise terminated as provided in the Weinstein Employment Agreement) until December 31, 1998, subject to automatic renewal for additional one year periods unless either party elects, upon 180 days' notice, not to renew.

   Pursuant to the Weinstein Employment Agreement, Mr. Weinstein receives an annual base salary of $250,000. In addition, Mr. Weinstein is also eligible to receive an annual cash incentive bonus under Mistic's annual cash incentive plan (described below), cash compensation under Mistic's mid-term cash incentive plan (described below) and additional compensation under the Equity Participation Plan. As discussed below, Mistic's mid-term cash incentive plan is presently in the process of being developed. In addition, pursuant to the Weinstein Employment Agreement, Mistic granted to Mr. Weinstein a stock appreciation right ("Weinstein SAR") with respect to 4.85% of the then outstanding shares of Mistic's common stock plus the equivalent shares represented by the Weinstein SAR and stock appreciation rights granted to another executive officer of Mistic and to Mistic's lender. The Weinstein SAR has an appreciation base of $28,636.88 per share and may be exercised at any time after vesting but prior to the tenth anniversary of the date of grant. One-ninth of the Weinstein SAR vested on January 1, 1996, and an additional one-ninth of the Weinstein SAR will vest on each of January 1, 1997 and January 1, 1998. The remaining two-thirds of the Weinstein SAR will vest over a three year period of time to the extent that Mistic achieves certain performance targets during such period. The Weinstein SAR vests immediately and in its entirety in the event of Weinstein's death, continued illness or the termination of Weinstein's employment by Mistic without good cause (as defined in the Weinstein Employment Agreement).

   In addition, should Mistic elect to terminate Mr. Weinstein's employment without good cause, the Weinstein Employment Agreement provides that Mr. Weinstein will receive an amount equal to the sum of (i) the greater of (x) his base salary for one year and (y) the entire amount of base salary that would be payable to Mr. Weinstein under the Weinstein Employment Agreement through the last day of the then current term plus any earned but unpaid base salary, vacation or annual bonus in respect of a prior year owing to Mr. Weinstein's accrued with respect to the period prior to the termination and (ii) Mr. Weinstein's annual bonus for the year in which such termination occurs to the extent that the performance goals for that year are met. The Weinstein Employment Agreement provides that, in the event of a change in control of Mistic or any parent of Mistic, Mr. Weinstein may terminate his employment with Mistic within twelve months following such change in control (so long as such termination results from any meaningful diminution of Mr. Weinstein's duties, authority or compensation) and receive the same payments that he would have been entitled to receive had his employment been terminated by Mistic without good cause. Furthermore, if a change in control occurs and Triarc has realized certain specified internal rate of return on the disposition of its equity investment in Mistic as of the date of such change in control, then the Weinstein SAR will immediately vest in its entirety. The definition of a "change in control" in the Weinstein Employment Agreement is analogous to the definition in the Carson Employment Agreement.

   Brian L. Schorr. On June 29, 1994, Triarc and Brian L. Schorr entered into an employment agreement (the "Schorr Employment Agreement" and collectively with the Carson Employment Agreement, the Paliughi Employment Agreement, the Pierce Employment Agreement and the Weinstein Employment Agreement, the "Employment Agreements") providing for employment of Brian
L. Schorr as Executive Vice President and General Counsel of Triarc having an initial term which expires on June 28, 2000, unless not later than June 29, 1998 either party notifies the other that it does not wish to have the term extended beyond June 28, 2000. The Schorr Employment Agreement provides for an annual base salary of $312,500, which is subject to increase, but not decrease. Mr. Schorr is also eligible to receive annual incentive bonuses. The Schorr Employment Agreement also provides that if Mr. Schorr dies during the term of the Agreement, his legal representative will be entitled to receive an amount calculated at an annual rate equal to the sum of (i) Mr. Schorr's then current base salary plus (ii) $250,000 (such aggregate amount is collectively referred to as the "Base Amount") for the remaining term of the agreement, if Triarc is able to procure, at a reasonable rate, term insurance on Mr. Schorr's life to pay such obligation, or if Triarc is not able to procure such insurance, an amount calculated at the annual rate of the Base Amount for the three-month period following Mr. Schorr's death. Triarc has obtained such insurance to fund this obligation at an annual premium of approximately $3,000. Pursuant to the Schorr Employment Agreement, if Mr. Schorr's employment terminates for any reason other than cause (as defined in the Schorr Employment
Agreement), options and restricted stock awards previously granted to Mr. Schorr will immediately vest in their entirety and remain exercisable for a period of one year following the date of such termination. The Schorr Employment Agreement also provides that if Triarc terminates Mr. Schorr's employment without cause, Mr. Schorr will receive a lump sum payment (discounted to present value) in an amount equal to (i) all base salary amounts due for the year of termination and for each remaining year of the Schorr Employment plus (ii) an amount equal to the number of years to the end of the Schorr Employment Agreement multiplied by $250,000. The Schorr Employment Agreement further provides that at the option of Mr. Schorr, the Schorr Employment Agreement shall be deemed to have been terminated by Triarc without cause following a change in control. A "change in control" is defined to mean: (i) the acquisition by any person of more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of Triarc, followed by, without the prior consent of Mr. Schorr, any meaningful diminution in his duties or authority; (ii) a majority of the Board of Directors of Triarc being individuals who are not nominated by the Board of Directors of Triarc, followed by, without the prior consent of Mr. Schorr, any meaningful diminution in his duties or authority; (iii) neither Messrs. Peltz or May being Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of Triarc; or (iv) Mr. Schorr reporting to someone other than either Mr. Peltz or Mr. May. The acquisition or ownership of any portion of the combined voting power of Triarc by DWG Acquisition, Nelson Peltz or Peter W. May or by any person affiliated with such persons, or the merger, consolidation or sale of assets of Triarc or any subsidiary of Triarc with or to any corporation or entity controlled by DWG Acquisition, Nelson Peltz or Peter W. May or any person affiliated with such persons, does not constitute a change in control.

   Cash Incentive Plans

   Triarc has developed annual cash incentive plans (each, an "Annual Incentive Plan") and mid-term cash incentive plans (each, a "Mid-Term Incentive Plan") for executive officers and key employees of each of Royal Crown, Mistic, Arby's and National Propane.

   Each Annual Incentive Plan is designed to provide annual incentive awards to participants, 50% of which are based on whether the applicable company has met certain pre-determined goals and 50% of which is based on the performance of the participant during the preceding year. Under each Annual Incentive Plan, participants may receive awards of a specified percentage of their then current base salaries, which percentage varies depending upon the level of seniority and responsibility of the participant. Such percentage is set by the company's management in consultation with management of Triarc. The board of directors of each company, in consultation with management of Triarc and the Compensation Committee of the Triarc Board of Directors, may elect to adjust awards on a discretionary basis to reflect the relative individual contribution of the executive or key employee, to evaluate the "quality" of the company's earnings or to take into account external factors that affect performance results. The board of directors of each company may also decide that multiple performance objectives related to the company's and/or the individual's performance may be appropriate and in such event, such factors would be weighted in order to determine the amount of the annual incentive awards. Each Annual Incentive Plan is administered by the respective company's board of directors and Triarc's management and may be amended or terminated by such board of directors and Triarc's management at any time.

   Pursuant to their Employment Agreements, the Annual Incentive Plans of Royal Crown, National Propane and Arby's enable Messrs. Carson, Paliughi and Pierce, respectively, to earn up to 75% of their then-current base salaries based on achievement of their respective individual and company performance goals. Pursuant to the Weinstein Employment Agreement, the Annual Incentive Plan of Mistic enables Mr. Weinstein to earn up to 50% of his base salary based upon Mistic's achievement of company performance goals and up to an additional 50% of his base salary in the event that Mistic exceeds such goals and the Compensation Committee of the Board of Directors of Triarc determines to award such a bonus.

   Under each Mid-Term Incentive Plan, incentive awards are granted to participants if the applicable company achieves an agreed upon profit over a three year performance cycle (in the case of Mistic, profit is measured over a five year performance cycle). During each plan year, an amount is accrued for each participant based upon the amount by which the relevant company's profit for such year exceeds a certain minimum return. A new three-year performance cycle (and, in the case of Mistic, a new five year performance cycle) begins each year, such that after the third year (and, in the case of Mistic, after the fifth year) the annual cash amount paid to participants pursuant to the relevant Mid-Term Incentive Plan should equal the target award if their respective company's profit goals have been achieved for the full three-year cycle (and, in the case of Mistic, the full five year cycle). Except as set forth in the Employment Agreements, the board of directors of each company, together with Triarc's management and the Compensation Committee of Triarc's Board of Directors, may adjust, upward or downward, an individual's award based upon an assessment of the individual's relative contribution to the company's longer-term profit performance. The board of directors and Triarc's management may amend or terminate the Mid-Term Incentive Plan for such company at any time.

   Pursuant to the terms of their Employment Agreements, the Mid-Term Incentive Plans of Royal Crown, National Propane and Arby's enable Messrs. Carson, Paliughi and Pierce to earn an amount at least equal to 75% of their then-current base salary if Royal Crown, National Propane or Arby's, as the case may be, achieves the agreed-upon profit over a three-year performance cycle. For Mr. Carson, amounts accrued with respect to 1993 and 1994 were $72,917 and $125,000, respectively. Mr. Pierce is entitled to have accrued for 1993 a guaranteed minimum of 80% of the annualized target for the portion of 1993 that he was employed by Arby's (i.e., at least $40,833 based on a May 31, 1993 commencement date).

   From time to time, the Compensation Committee of the Triarc Board may award discretionary bonuses based on performance to certain executive officers. The amounts of such bonuses will be based on the Compensation Committee's evaluation of each such individual's contribution.

   1993 Equity Participation Plan

   The Equity Participation Plan was adopted on April 24, 1993, amended and restated on July 22, 1993, and, as amended and restated, was approved by Triarc's stockholders on October 27, 1993. The Equity Participation Plan was also amended on April 19, 1994, with further amendments which were approved by Triarc's stockholders on June 9, 1994 and on June 8, 1995. In addition, the Equity Participation Plan was amended by the Triarc Board during 1995, which amendments did not require stockholder approval. It expires by its terms on April 24, 1998. The plan provides for the grant of options to purchase Class A Common Stock (including performance stock options, which are described in "Report of the Compensation Committee -- Adoption of CEO and COO Compensation Arrangements" above), SARs, restricted shares of Class A Common Stock and, to non-employee directors of Triarc, at their option, shares of Class A Common Stock in lieu of annual retainer fees and/or Board of Directors or committee meeting attendance fees that would otherwise be payable in cash. Directors, selected officers and key employees of, and key consultants to, Triarc and its subsidiaries are eligible to participate in the plan. The plan is being administered by the Compensation Committee of the Triarc Board, which will determine from time to time to grant options, SARs and restricted stock.

   On March 1, 1994, each of Messrs. Kalvaria, Carson, Paliughi and
Pierce received restricted shares of Class A Common Stock, which shares were granted in respect of their respective performance during TP and to incentivize their future performance (each, a "1994 RSA"). In addition, on July 26, 1994, Mr. Schorr received restricted shares (the "Schorr RSA") of Class A Common Stock in connection with the Schorr Employment Agreement and to incentivize his future performance. Each 1994 RSA (other than those granted to Mr. Paliughi) and the Schorr RSA are set forth in the Summary Compensation Table above. All of the 1994 RSAs and the Schorr RSA vested on January 16, 1996. In connection with the sale of substantially all of the textile assets of Graniteville Company, the Compensation Committee of the Triarc Board determined that effective as of the closing of such sale, each of the stock options previously granted to certain employees of Graniteville Company which have not vested as of such date will vest in their entirety and all such stock options will remain exercisable until December 31, 1996.

   Miscellaneous

   Messrs. Carson, Paliughi, Pierce, Weinstein, Schorr and Kalvaria are entitled pursuant to their respective Employment and Consulting Agreements to participate in other long-term compensation and life insurance, disability and medical plans made generally available to senior officers of Royal Crown, National Propane, Arby's, Mistic and Triarc, respectively. Messrs. Carson, Paliughi, Pierce and Weinstein also will be provided the use of a car and other customary benefits during the terms of their respective agreements. Pursuant to Triarc's employment-related relocation policy, which is applicable to each of the Named Officers and other senior officers of Triarc, an officer's compensation will be increased to the extent necessary to cause all employment-related relocation expenses to be fully reimbursed on a "after tax" basis. One executive of Mistic, other than Mr. Weinstein, received a stock appreciation right with respect to 4.85% of the then outstanding shares of Mistic's common stock plus the equivalent shares represented by the Weinstein SAR, such other executive's stock appreciation right and another stock appreciation right granted to Mistic's lender. All of the terms of such executive's stock appreciation right are virtually identical to those of the Weinstein SAR. For additional information regarding the Weinstein SAR, see "Employment Arrangements with Executive Officers -- Michael Weinstein" above.

   Options Granted in Respect of Fiscal 1995

   The following table sets forth certain information with respect to options to purchase shares of Class A Common Stock granted to the Named Officers in respect of Fiscal 1995 performance. No tandem or freestanding SARs were granted to any of the Named Officers, and no stock options were exercised by any Named Officer during Fiscal 1995.

                                    Option Grants in Last Fiscal Year

               Individual Grants                                                         Grant Date
- ----------------------------------------------------------------                            Value
                    Number of           % of Total                                       -----------
                    Securities          Options Granted to  Exercise                     Grant Date
                    Underlying          Employees in        or Base                       Present
                    Options             Respect of          Price        Expiration        Value
Name                Granted(#)          Fiscal 1995         ($/Sh)         Date           ($)(1)
- ------------------  -----------         --------------      ---------      ---------      --------

Nelson Peltz.......    150,000(3)(4)  13.24%              10.125         12/7/05        833,880

Peter W. May.......    100,000(3)(4)  8.83                10.125         12/7/05        555,920

Leon Kalvaria (2)..    60,000(3)(4)   5.30                10.125         12/7/05        333,552

John C. Carson.....    25,000(3)(4)   2.21                10.125         12/7/05        138,980

Donald L. Pierce...    35,000(3)(4)   3.09                10.125         12/7/05        194,572

Joseph A. Levato...    30,000(3)(4)   2.65                10.125         12/7/05        166,776

Brian L. Schorr....    30,000(3)(4)   2.65                10.125         12/7/05        166,776
- ----------------

PAGE

(1) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the calculations:
        (a) assumed option term of 7.5 years;
        (b) stock price volatility factor of 0.4644;
        (c) 5.7% annual discount rate;
        (d) no divident payment; and
        (e) 3% discount to Black-Scholes ratio for each year an option remains unvested.

(2) Mr. Kalvaria resigned from the Board of Directors and as Vice Chairman of the Company, effective January 1, 1996. As described above, pursuant to the Kalvaria Consulting Agreement, all of the options were vested in full as of January 1, 1996 and will remain exercisable for a period of eighteen months from January 1, 1996.

(3) These options were granted on December 7, 1995 and have an exercise price equal to the closing price of the Class A Common Stock on the New York Stock Exchange on December 7, 1995.

(4) One-third of the options granted will vest on each of the first, second and third anniversaries of the date of grant, and the options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant.


   Option Values at End of Fiscal 1995

   The following table sets forth certain information concerning the value at the end of Fiscal 1995 of unexercised in-the-money options to purchase shares of Class A Common Stock granted to the Named Officers outstanding as of the end of Fiscal 1995. No SARs have been granted to any of the Named Officers.

                 Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                       Number of
                                                      Securities             Value of
                                                      Underlying            Unexercised
                                                      Unexercised          In-the-Money
                                                        Options               Options
                                                       at Fiscal             at Fiscal
                           Shares                        1995                  1995
                          Acquired                      End(#)               End($)(1)
                             on         Value        Exercisable/          Exercisable/
Name                     Exercise(#) Realized($)     Unexercisable         Unexercisable
- ----------------------   ----------- -----------    --------------      ---------------
Nelson Peltz...........      -0-         -0-      585,000/2,580,000     40,000/151,250
Peter W. May...........      -0-         -0-      389,999/1,720,001     26,667/100,834
Leon Kalvaria (2)......      -0-         -0-      166,667/513,333       13,334/59,167
John C. Carson.........      -0-         -0-       16,667/208,333        4,167/30,208
Donald L. Pierce.......      -0-         -0-       16,667/168,333        4,167/38,958
Joseph A. Levato.......      -0-         -0-        63,334/76,666        5,000/28,750
Brian L. Schorr........      -0-         -0-        38,334/86,666        3,334/27,417
- ---------

PAGE

1) On December 29, 1995, the last day of Fiscal 1995, the closing price of the Class A Common Stock on the New York Stock Exchange was $11.00. As described above, pursuant to the Kalvaria Consulting Agreement,all of the options issued to Mr. Kalvaria were vested in full as of January 1, 1996 and will remain exercisable until July 1, 1997.

(2) Mr. Kalvaria resigned from the Board of Directors and as Vice Chairman of the Company, effective January 1, 1996.


Compensation Committee Interlocks and Insider Participation

Not applicable.


Stock Price Performance Graph

                            TRIARC COMPANIES, INC.
                Comparison of 5-Year Cumulative Total Return:
              Triarc vs. S&P 500 & S&P Diversified Manufacturing

                         TOTAL RETURN TO SHAREHOLDERS
                             REINVESTED DIVIDENDS


                             [PERFORMANCE GRAPH]


                                Base
                               Period
Company/Index                  Apr-90   Apr-91  Apr-92   Apr-93   Dec-93   Dec-94    Dec-95
- --------------------------     ------   ------  ------   ------   ------   ------    ------
TRIARC Class A Common Stock      100     33.33    85.70   179.74   238.07   111.89    104.75
S&P 500 INDEX                    100    117.62   134.12   146.51   158.37   160.46    220.76
S&P MFG (DIVERSIFIED INDLS)      100    106.88   121.05   129.28   150.53   155.81    219.40

PAGE

CERTAIN TRANSACTIONS

Certain Transactions with Affiliates

Triarc subleased through January 31, 1996 from an affiliate of Messrs. Peltz and May, approximately 26,800 square feet of furnished office space in New York, New York owned by an unaffiliated third party. Subsequent thereto, the Company is subleasing the same office facility from an unrelated third party. In addition, commencing May 1993 until October 1993, Triarc also sublet from another affiliate of Messrs. Peltz and May approximately 32,000 square feet of office space in West Palm Beach, Florida owned by an unaffiliated landlord. Subsequent to October 1993, Triarc assumed the lease for approximately 17,000 square feet of the office space in West Palm Beach which expires in February 2000. The sublease for the other approximate 15,000 square feet in West Palm Beach expired in September 1994. The aggregate amounts paid by Triarc during Transition 1993, Fiscal 1994 and Fiscal 1995 with respect to affiliates of Messrs. Peltz and May for such subleases, including operating expenses and net of amounts received by Triarc for sublease of a portion of such space (see below - $238,000, $358,000 and $357,000, respectively) were $1,510,000,
$1,620,000 and $1,350,000, respectively, which are less than the aggregate amounts such affiliates paid to the unaffiliated landlords but represent amounts Triarc believes it would pay to an unaffiliated third party for similar improved office space. Messrs. Peltz and May have guaranteed to the unaffiliated landlords the payment of rent for the 17,000 square feet of office space in West Palm Beach and the New York office space. In June 1994, Triarc decided to centralize its corporate offices in New York City. In connection therewith, Triarc subleased the remaining 17,000 square feet in West Palm Beach to an unaffiliated third party in August 1994.

   The Company uses aircraft owned by Triangle Aircraft Services Corporation ("TASCO"), a company owned by Messrs. Peltz and May. Prior to October 1, 1993 the Company paid TASCO for such uses at a rate equal to TASCO's direct out-of-pocket expenses, with the cost of fuel, oil and lubricants doubled. The Company incurred usage fees under this arrangement of $754,000 and $681,000 during the fiscal year ended April 30, 1993 and the first five months of TP, respectively. On October 1, 1993 the Company began leasing the aircraft from TASCO for an annual rent of $2,200,000 plus indexed cost of living adjustments. Effective October 1, 1994 the original rent was reduced $400,000 reflecting the termination of the lease for one of the aircrafts which was sold. In connection with the sale of the aircraft the Company paid $130,000 of related costs on behalf of TASCO. In connection with such lease the Company had rent expense of $550,000, $2,100,000 and $1,910,000 for the last three months of TP, and for Fiscal 1994 and Fiscal 1995, respectively. Pursuant to this arrangement, the Company also pays the operating expenses of the aircraft directly to third parties.

   For certain transactions involving Mr. Kalvaria, see "Employment Arrangements with Executive Officers -- Leon Kalvaria" above.

                                 PROPOSAL 2.

   RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Introduction

   The Board of Directors has selected Deloitte & Touche LLP ("Deloitte") to be the Company's independent certified public accountants for 1996. Deloitte has acted as the Company's independent certified public accountants since June 9, 1994. On such date, the Company dismissed its previous independent certified public accountant, Arthur Andersen & Co. (the "Former Accountants"), which decision was recommended by the Audit
Committee of the Board of Directors.   The Company's management felt that
the retention of Deloitte would further signify the change in management of the Corporation following the April 1993 change of control.

   During the fiscal year ended April 30, 1993, the eight month transition period ended December 31, 1993, the three month period ended March 31, 1994 and subsequent thereto through June 9, 1994, (i) there were no "reportable events" (as such term is described in Item 304(a)(1)(v) of Regulation S-K) and (ii) the Former Accountant's reports on the consolidated financial statements of the Company during such periods did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, with respect to the fiscal year ended April 30, 1993, the eight month transition period ended December 31, 1993, the three month period ended March 31, 1994 and subsequent thereto through June 9, 1994, management of the Company knows of no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the Former Accountant, would have caused the Former Accountant to make a reference to the subject matter of the disagreement(s) in connection with its report.

   Representatives of Deloitte will be present at the Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Required Vote

   Ratification of the appointment of the independent certified public accountant requires the affirmative vote of a majority in voting power present (in person or by proxy) and entitled to vote at the Meeting. In the event that the Company's stockholders fail to ratify the appointment of Deloitte, the selection of the Company's independent certified public accountants will be submitted to the Company's Board of Directors for reconsideration.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                OTHER MATTERS

Expenses of Solicitation

   The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. Solicitation will also be made by employees of Georgeson & Company, which firm will be paid a fee of $8,000, plus expenses. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

Stockholder Proposals for the 1997 Annual Meeting

   From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the Annual Meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1997 Annual Meeting must be received by the Company no later than January 1, 1997, and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   Triarc's Certificate of Incorporation currently imposes certain additional procedural requirements for submitting stockholder proposals to meetings of stockholders. Any such proposals must be specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. Such notice must be delivered personally to, or mailed to and received at, the principal executive office of the Company addressed to the attention of the Secretary, not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever first occurs. Such notice must set forth (i) a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to
Section 14 of the Exchange Act, or any successor thereto, and the written consent of each such nominee to serve if elected, (v) any material interest of the stockholder in such item of business and (vi) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. The Company may require a proposed nominee for director to furnish such other information as may be required to be set forth in a stockholder's notice of nomination which pertains to the nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director of the Company. At the request of the Board of Directors, any individual nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to a nominee. The Nominating Committee has adopted certain rules with respect to nominations for Board membership. See "Proposal 1. Election of Directors -- Board Meetings and Certain Committees of the Board -- Nominating Committee" above. The Chairman of the meeting may, if the facts warrant, determine that a nomination or stockholder proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded. Any questions relating to stockholder proposals should be submitted in writing to the Secretary of the Company, at 900 Third Avenue, New York, New York 10022.

Information Incorporated by Reference

   The Company hereby incorporates by reference into this Proxy Statement "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of the 10-K, a copy of which is being provided to stockholders along with this Proxy Statement.





                  By Order of the Board of Directors




                  STUART I. ROSEN
                  Secretary

New York, New York
April 29, 1996

                            TRIARC COMPANIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


The Board of Directors recommends a vote FOR the election of the nominees named below and FOR Proposal 2.

1. Election of Directors:   Nominees:  Nelson Peltz, Peter W. May, Joseph
   A. Levato, Hugh L. Carey, Clive Chajet, Stanley R. Jaffe, M.L.
   Lowenkron, David E. Schwab II, Raymond S. Troubh and Gerald Tsai, Jr.

   FOR [  ]  WITHHOLD  [  ] FOR ALL (Except Nominee (s) Written Below)

                                    ----------------------------------

2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants, as described in the Proxy Statement.

   FOR [  ]  AGAINST [  ]   ABSTAIN [  ]

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees named above and FOR proposal 2.


                                           Dated:
                                                 -------------------------

                                           Signature(s)

                                           -------------------------------

                                           -------------------------------

This Proxy should bear your signature(s) exactly as your name(s) appear in
the label to the left.   When signing as attorney, executor, administrator,
personal representative, trustee, guardian or corporate officer, please give full title. For joint accounts, each joint owner should sign.

PROXY                       TRIARC COMPANIES, INC.                       PROXY
         This Proxy Is Solicited on Behalf of the Board of Directors

   The undersigned hereby appoints Nelson Peltz and Peter W. May and each of them, with power of substitution, attorneys and proxies to represent and to vote all shares of Class A Common Stock of Triarc Companies, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triarc Companies, Inc. to be held on June 6, 1996 at 11:00 A.M., local time, in the third floor auditorium of Chase Manhattan Bank, N.A., 270 Park Avenue, New York, New York, and at any adjournments or postponements thereof.

   Under the Company's By-Laws, business transacted at the Annual Meeting of Stockholders is confined to the purposes stated in the Notice of the Meeting. This Proxy will, however, convey discretionary authority to the persons named herein as proxies to vote on matters incident to the conduct of the Meeting.

         PLEASE DATE, SIGN AND RETURN TODAY IN THE ENCLOSED ENVELOPE.

                (Continued and to be signed on reverse side.)